Exhibit 99.1

Navigant Consulting Receives Ruling From Arbitrator

    CHICAGO--(BUSINESS WIRE)--Sept. 18, 2006--Navigant Consulting, Inc. (NYSE:NCI) announced today that it has received a ruling in an arbitration proceeding relating to a previously-disclosed dispute with the City of Vernon, California. The dispute relates to certain electric distribution maintenance services that RMI-US, a subsidiary of the Company, provided to the City prior to November 30, 2003. Since then, the Company no longer provides electric distribution maintenance services.
    As previously disclosed, in February 2006 the Company received an adverse order and "interim finding" in which an arbitrator found that the City was entitled to disgorgement of unspecified amounts under the contract, and was entitled to unspecified treble damages. On September 15, 2006, the arbitrator issued an "Interim Award" in which he ruled that the City is entitled to reimbursement of approximately $13.4 million in services fees that the City paid the Company. The arbitrator also ruled that the Company must pay approximately $23.0 million in treble damages under the California False Claims Act. Finally, the arbitrator ruled that the City was entitled to reimbursement of approximately $935,000 for cleanup expenses incurred in connection with an oil spill in 2001 at the City's generation station, and the City may recover its reasonable attorneys' fees and arbitration costs.
    The Company strongly disagrees with the arbitrator's ruling and damages award. As previously disclosed, the Company has the right under the arbitration association's rules to appeal this ruling to a three judge panel. The Company intends to appeal both the arbitrator's findings and award. Under the rules governing the appeals process, the arbitrator's award will not be considered final and cannot be enforced until affirmed, reversed or modified as result of the appeals process.
    The Company will host a webcast to discuss the arbitration ruling today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The webcast may be accessed on the Company's website, www.navigantconsulting.com. To access the call, click the Investor Relations section and select "Conference Calls."

    About Navigant Consulting

    Navigant Consulting, Inc. (NYSE:NCI) is a specialized independent consulting firm providing dispute, financial, regulatory and operational advisory services to government agencies, legal counsel and large companies facing the challenges of uncertainty, risk, distress and significant change. The Company focuses on industries undergoing substantial regulatory or structural change including healthcare, energy and financial and insurance services, and on the issues driving these transformations. "Navigant" is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (NCI) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI's use of "Navigant" is made under license from Navigant International, Inc. More information about Navigant Consulting can be found at www.navigantconsulting.com.

    Except as set forth below, statements included in the press release, which are not historical in nature, are intended to be, and are hereby identified as "forward-looking statements" as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words including "anticipates," "believes," "intends," "estimates," expects" and similar expressions. The Company cautions readers that forward-looking statements, including without limitation, those relating to the Company's future business prospects, revenues, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time to time in the Company's reports filed with the SEC. Such risk factors include, but are not limited to: dependence on key personnel, acquisitions consummated and acquisitions under consideration, recruiting, attrition and the ability to successfully integrate new consultants into the Company's practices, significant client assignments, conflicts of interest, the ability to meet the challenges of rapid growth and intense competition, professional liability, any significant decline in the market value of the Company's securities that would affect its ability to attract, retain and motivate its consultants, possible legislative and regulatory changes, including without limitation federal class action, asbestos and medical malpractice reform legislation, and general economic conditions.

    CONTACT: Navigant Consulting, Inc.
             Ben W. Perks, 312-573-5630
             (Executive Vice President and Chief Financial Officer) Andrew J. Bosman, 312-573-5631
             (Executive Director of Marketing and Communications)